UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 6, 2009

The St. Joe Company
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	1-10466	59-0432511
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

245 Riverside Avenue, Suite 500, Jacksonville, Florida		32202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	904-301-4200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On April 6, 2009 the Company entered into an agreement (the "Standstill Agreement") with Fairholme Funds, Inc. and Fairholme Capital Management, L.L.C. (collectively, "Fairholme") permitting Fairholme, the Company’s largest shareholder, to acquire beneficial ownership of up to 30% of the Company’s outstanding common stock if Fairholme acquires 20% or more within two years. The Company expects Fairholme will acquire their additional shares through open-market transactions. As a result of the Board’s approval of the Standstill Agreement, the control share acquisition provisions of the Florida Business Corporation Act, which generally provide that shares acquired in excess of 20% will not possess any voting rights, will not apply. The Board’s approval ceases to apply if Fairholme’s ownership of the Company’s outstanding common stock drops below 20% for a continuous six month period.

During the term of the Standstill Agreement, Fairholme and its Affiliates (as defined in the Standstill Agreement) have agreed not to (i) acquire, offer to acquire, seek, propose or agree to acquire any material portion of the assets or properties of any material business of the Company or its subsidiaries or 30% or more of the Company’s outstanding common stock, (ii) seek or propose to influence or advise (other than contacts with the officers or Board), change or control management or the Board or affairs of the Company or influence the vote of other persons, (iii) call special meetings or participate in any proxy solicitation or action by written consent, (iv) make any disclosure or take any action that would require the Company to make any public disclosure with respect to the matters covered in the Standstill Agreement, other than communications with Fairholme’s stockholders or account holders in the ordinary course of business and required disclosure of the existence of the Standstill Agreement, or (v) contact others or form a group with any other person with respect to any of the foregoing activities. The Standstill Agreement has a term of two years unless Fairholme acquires 20% or more of the Company’s outstanding common stock within that time, in which case it is three years.

Fairholme’s obligations under the Standstill Agreement will terminate following (i) a six month continuous period in which Fairholme’s and its Affiliates’ aggregate beneficial ownership of the Company’s outstanding common stock is below 10%, (ii) the Company’s uncured breach of any provision of the Standstill Agreement after 30 days notice, (iii) the acquisition by another person or group of 30% of the Company’s outstanding common stock, (iv) a merger or business combination involving substantially all of the Company’s assets unless the Company’s shareholders would be the shareholders of the surviving entity in substantially the same proportion, (v) a majority of the Board ceasing to be the current Board members (or the Board’s nominees to replace such members) if Fairholme and its Affiliates have not supported the insurgent directors or abstained from voting, (vi) commencement of a tender or exchange offer which would result in any other person or group having ownership of 30% of the Company’s common stock and the Company fails to recommend to its shareholders to reject the offer, or (vii) certain bankruptcy related events.

A copy of the Standstill Agreement is filed as Exhibit 10.1 hereto. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Standstill Agreement, which is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Letter agreement dated as of April 6, 2009 among Fairholme Funds, Inc., Fairholme Capital Management, L.L.C. and The St. Joe Company

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The St. Joe Company

April 7, 2009	By:	/s/ Christine M. Marx

Name: Christine M. Marx
Title: General Counsel and Corporate Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Letter agreement dated as of April 6, 2009 among Fairholme Funds, Inc., Fairholme Capital Management, L.L.C. and The St. Joe Company